Exhibit 10.8

January 1, 2004

PERSONAL AND CONFIDENTIAL

Robert Ferguson III

___________________

___________________

Dear Bob:

Reliant Pharmaceuticals, Inc., a Delaware corporation (“Reliant” or the “Company”), with its headquarter offices at 110 Allen Road in Liberty Corner, New Jersey 07938, is pleased to extend this “Offer of Employment” to you.

The following is an outline of the terms of your employment offer:

Initial Start Date:	January 1, 2005

Job Title:	Chief Financial Officer

Reporting:	You will report directly to the Chief Executive Officer of the Company. In the event that there is no CEO, you will report to the Board of Directors of the Company.

Commitment:	Full time.

Base Salary:	Your semi-monthly base salary is $13,541.67 payable the 15th and last day of each month (or on such other dates as determined by the Company for payment of base salary to senior executives, but not less frequently than once per month), and is annualized to $325,000, minus the appropriate taxes and withholdings.

Incentive Bonus Eligibility:	As an employee of Reliant, you will be eligible to participate in an incentive compensation plan with a potential range of up to sixty percent (60%) of base salary, which, if earned and awarded will be paid annually no later than the end of the first quarter of the following year. You must be employed by Reliant at the end of a given calendar year in order to be eligible, and you must also meet specific objectives that are intended to be established by Reliant in consultation with you.

Temporary Housing and Weekend Travel:	For a period not to exceed eight (8) months from the date of your Initial Start Date with Reliant, Reliant will provide suitable temporary housing for you at a location convenient to the Company’s headquarters or will reimburse you for the reasonable and documented cost of same. In addition, during such period, the Company will reimburse you for the reasonable and documented cost of weekend travel (consistent with the Company’s travel policy) between the Company’s headquarters and your current residence in .

Relocation Allowance:	Reliant will reimburse you for reasonable and documented relocation expenses in connection with your move from to New Jersey, including, without limitation, real estate commissions, house hunting trips and moving costs. For the avoidance of doubt, Reliant will not reimburse you for the purchase price of your new home in New Jersey or for any personal property associated therewith.

Equity Participation:	Upon commencement of employment with the Company you will be granted options to acquire 200,000 shares of Reliant Common Stock, with a strike price of $20.00/share. Such options will vest annually over a period of four (4) years at a rate of 25% per year, and the vesting commencement date for such options will be your first day as a full-time employee of Reliant. In addition to the initial option grant, you will be eligible to participate in the Company’s Equity Incentive Plan pursuant to which you may be granted options to purchase Common Stock of the Company. Any grant of such options (beyond the initial 200,000) is solely in the discretion of the Company and subject to approval of the Compensation Committee of the Board of Directors of the Company. Any such options will be granted at no less than fair market value (as determined by the Compensation Committee) as of the date of the grant, will vest annually over a four (4) year period at a rate of 25% per year and be subject to the other terms and conditions of the Company’s Equity Incentive Plan (as will the initial 200,000 options).

Benefits:	During your employment with Reliant, you will be eligible for Reliant’s then current employee benefits program applicable to your position, subject to all plan terms and eligibility requirements. The benefits for which you may be eligible are more fully described in the applicable plan summaries and related documents. The benefits currently offered to full-time employees include group medical, dental, vision and prescription coverage, group life and AD&D insurance, long-term and short-term disability insurance, 401(k) plan, flexible spending account, and select holidays. You will be eligible in accordance with Reliant’s policy for Combined-Time Off of eighteen (18) days plus two floating holidays.

Termination:	If your employment with the Company is terminated by Reliant without “Cause” and you execute a general release of claims in a form reasonably satisfactory to Reliant, you will be entitled to your salary and other benefits accrued through the date of termination, as well as one year base salary compensation and any amounts due to you under the incentive compensation plan (but only to the extent earned and awarded), paid in accordance with the usual and customary payroll practices established by the Company, and you shall also be entitled to receive medical benefits upon the same terms as active employees of the Company during such one year period. Following such one year period you will be entitled to enroll in ‘COBRA’ in accordance with applicable law. For purposes of this letter agreement, “Cause” shall mean (i) any act or omission of fraud or dishonesty by you, (ii) your conviction, or entry of a plea of guilty or nolo contendere to charges of, any felony or other crime involving moral turpitude, (iii) any act or omission by you that is materially injurious to the Company, provided that you shall have 30 days after written notice from the Company to cure or correct such act or omission (but only if such act or omission can be fully cured or corrected within such 30 days period), (iv) your continuing failure to perform the material duties of your position after you have been given written notice from the Company and 30 days to cure such failure.

Non-Solicitation:	You agree that Reliant has invested substantial time and effort in assembling its present workforce. Accordingly, you covenant and agree that during the term of your employment and for a period of twelve (12) months following the termination, for any reason, of your employment with the Company, you will not, directly or indirectly, entice or solicit or seek to induce or influence any of the Company’s executives or other key employees to leave their employment with the Company.

Payments:	Unless otherwise specifically provided herein, all payments described in this letter agreement shall be made in accordance with the Company’s normal payroll or reimbursement practices and shall be subject to withholding to the extent required by applicable law.

Although we hope that your employment with us is mutually satisfactory, please note that your employment at Reliant is “at will.” This means that you may resign from Reliant at any time with or without Cause, and Reliant has the right to terminate your employment relationship with or without Cause at any time. Neither this letter agreement nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

Our offer is contingent on being able to deliver satisfactory evidence of identity and employment eligibility as required by Federal law on your start date. Your employment is also contingent upon your execution of an employee confidentiality and assignment of invention agreement in form and substance satisfactory to Reliant.

[Signature Page Follows]

Please sign and date this letter agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein.

Sincerely,

RELIANT PHARMACEUTICALS, INC.

By:	/s/ Ernest Mario
Ernest Mario, Chief Executive Officer

Agreed to and Accepted:

/s/ Robert Ferguson III
Robert Ferguson III

Date: as of January 1, 2005

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